EXHIBIT 99.1

PRESS RELEASE

American Technologies Group, Inc. Completes $3.0 Million Private Placement of Equity Securities

Allen Snelling (972) 233-1081

Houston, Texas, August 18, 2003—North American Technologies Group, Inc. (NASDAQ SC: NATK) has completed a private placement of $3,000,000 of its common stock and warrants to purchase its common stock. The total includes the $1,144,350 previously announced on July 17, 2003.

Proceeds of the placement will be used to support expansion of the Company’s fast-growing TieTek, Inc. subsidiary. TieTek manufactures composite railroad crossties from recycled materials. TieTek has announced plans to build two additional lines of manufacturing capacity to supply ties for customer orders.

“Our customers need quality railroad ties to maintain their operations safely and efficiently. This equity investment, combined with up to $14 million debt arrangement we have with Sponsor Investments, LLC, provides the capital to expand to meet the need. We thank all of our investors for their support and confidence. We are now implementing our expansion plans,” stated
Dr. Henry W. Sullivan, CEO of NATK.

All securities were offered only to accredited investors. All of the common shares issued in this placement and shares that may be issued in the future from warrant exercises are restricted in their resale.

Kevin C. Maddox, CFO, said, “NATK intends to maintain conservative financing at this early point in our growth. This additional equity raises total stockholders’ equity to approximately $7 million now.”

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the “safe-harbor” provisions of the Private

Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to North American Technologies Group’s respective annual and quarterly reports filed with the Securities and Exchange Commission.